Exhibit 10.1

THIS SETTLEMENT AGREEMENT is made on 8th December 2020
BETWEEN:
(1)     COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Buitenveldertselaan 3-5,1082VA Amsterdam, the Netherlands, hereinafter: the Company; and
(2)    Pierre-André Terisse, born on XXXX, residing at XXXX, hereinafter: the Executive;
The Company and the Executive together referred to as the Parties and each of them individually as the Party.
WHEREAS:
i.the Executive entered into the Company’s employment with effect from 1 January 2020 as Chief Financial Officer (with length of service taken into account since 1 February 2019), and as Chief Operating Officer and Chief Financial Officer from 1 June 2020, based on the basis of an indefinite term employment agreement (the “Employment Agreement”);
ii.the Parties now wish to terminate the Employment Agreement in accordance with the terms set out in this agreement;
iii.the Parties emphasize that the reason for termination is not an urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code, and that the initiative to terminate the employment has been taken by the Company;
iv.the Parties have discussed the terms and conditions of termination of the Executive’s employment and corporate position(s) with the Company and/or with companies affiliated to the Company (the Group) and wish to hereby record their agreement in this respect in writing; and
v.by concluding this settlement agreement, the Parties intend to reach a comprehensive settlement.
IT HAS BEEN AGREED AS FOLLOWS:
1.The employment between the Company and the Executive will terminate by mutual consent with effect from 1 February 2022 (the Termination Date).
2.The Executive will continue to perform his regular duties until 15 February 2021. Notwithstanding any other provisions of this agreement, and for the avoidance of doubt, the Executive will continue to provide his regular duties and services to the Company until February 15, 2021 and may not terminate employment with the Company for any reason prior to that date. From the 15th of February 2021until the Termination Date (the Transition Period), the Executive will be released from his regular duties (vrijgesteld van werkzaamheden) and, in light of the specific expertise acquired through the Wella transaction, take a more active role on the Board of Managers of Rainbow UK Bidco Limited (the Wella Role). From the 15th of February 2021 onwards, the Executive shall not perform any acts that he was authorized to perform pursuant to a power of attorney granted to him or otherwise. The Executive may not terminate the employment before the Termination Date.
3.By signing this agreement, and subject to clause 2, the Executive stands down or resigns, as the case may be, with effect from the 15th of February 2021 from all other employment or corporate positions he holds with the Company and/or the Group, such as supervisory and management board positions (but, for the avoidance of doubt, not from his role as member of the Board of Managers of Rainbow UK Bidco Limited), and all other positions that the Executive holds in his capacity as representative of the Company or the Group, like

Exhibit 10.1
memberships to branch organisations, without cancelling the membership of the relevant members of the Company or the Group to those organisations.
4.Subject to the provisions of this agreement, the Company will pay the Executive his regular salary and provide him with his regular benefits (including for the avoidance of doubt any medical insurance, as well as assistance in tax returns provided by PwC on behalf of the Company), with the exception of expense allowances, until the Termination Date or, if earlier, until the last day of his employment. The Parties confirm that during the Transition Period, of that remuneration, a portion of 20% of his gross monthly base salary will represent compensation for the Wella Role. 80% of the Executive’s gross monthly base salary over the Transition Period will be considered a severance payment (the Severance Payment). Any expenses not yet claimed and relating to the period up to 15 February 2021 will be reimbursed in accordance with the expense policies applicable within the Company from time to time, provided that a request for reimbursement will have been submitted to the Company ultimately on the Termination Date or, if earlier, the last day of the employment.
5.Within one month after the Termination Date, or, if earlier, the last day of the employment, the Company will effect a normal final payment (eindafrekening) in the Netherlands, subject to the provisions of this agreement. The Executive will be deemed to have taken up all accrued outstanding holidays in the period up to the Termination Date or, if earlier, the last day of the employment. The Executive’s pension will be made premium free (premievrij) in accordance with the law and the rules of the relevant pension plan. Any benefits, insurances and pension plans, if any, that Executive participates in pursuant to the employment agreement, will end on the Termination Date or, if earlier the last day of the employment.
6.Any loans or advance payments provided to the Executive by the Company and/or the Group become repayable as of the Termination Date or, if earlier, the last day of the employment. The amount of the loans or advance payments will be set-off (verrekenen) against any amount owed to the Executive by the Company and/or the Group. The Executive must immediately repay any amount thus remaining to the Company and/or the relevant company of the Group.
7.No bonus payments will be made to the Executive for the fiscal year 2021 under the APP based on the decision made by the Board of Directors of Coty that no such bonus payments will be made for the year 2021, and the Executive shall not be eligible for any bonus payments for the fiscal year 2022 under the APP. Between the date hereof and the Separation Date or, if earlier, the last day of the employment, any equity awards held by the Executive that have vesting dates prior to the Separation Date shall vest in accordance with the terms of such awards; on the Separation Date, to the extent not vested, all outstanding equity awards held by the Executive shall be cancelled and forfeited. All further rights under the APP, Coty’s Amended and Restated Equity & Long-Term Incentive Plan and any other (equity based) incentive plans in which the Executive participates, will be forfeited. The Executive confirms that, except for the rights mentioned in this clause 7, he has no further claims with regard to any incentive compensation and/or share based benefits for any past or future period against the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.
8.The Company will contribute an amount of at maximum EUR 1,500 gross exclusive of VAT towards legal fees incurred by the Executive in respect of legal assistance in connection with the termination of his employment, which amount shall be paid directly to his legal adviser(s) upon receipt by the Company of (an) original specified invoice(s) in the name of the Executive, but marked payable by the Company.
9.Ultimately on the Termination Date of, if earlier, the last day of the employment, the Executive will return to the Company and/or any other party designated by the Company all property of the Company and/or the Group, and all other items made available to him by or on behalf of the Company and/or the Group in connection with the performance of his job, including, but not limited to: company car, smartphone, tablet, laptop, other computer equipment, any and all files, software and diskettes, credit cards, keys, documents, papers, records, notes, agenda, memoranda, plans, calendars, and other books and records of any kind and nature whatsoever containing information concerning the Company and/or the Group, their customers or operations. The Executive herewith confirms that he will not retain copies of any such property or other

Exhibit 10.1
materials. The Executive confirms that he will until the date of return, use any company property in line with the rules and procedures applicable within the Company and/or the Group in that respect.
10.The Executive confirms that he will not disclose, divulge, or communicate any negative or damaging information about the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.
11.The Executive will keep strictly secret and confidential the existence and contents of this agreement, as well as any other information relating to the settlement or the termination of the employment agreement, unless vis-à-vis the Executive’s civil partner or legal advisors or in case this would be required for the proper implementation or safeguard of this agreement or as a result of a legal obligation to disclose such information.
12.Any confidentiality and intellectual property clauses as agreed upon between the Executive and the Company and/or the Group in the Employment Agreement and/or the confidentiality, non-competition and non-solicitation agreement signed by the Executive (RCA) will remain in full force up to and after the Termination Date, or, if earlier the last day of the employment, in accordance with their terms and including the penalties agreed in case of violation; provided, however, that from the 15th of February 2021 onwards, the Executive may serve as an owner, principal, agent, partner, employee, officer, director, consultant, contractor or otherwise of a third party which is not engaged in any Competitive Activity as defined in the RCA, provided that during the Transition Period the Executive must inform the Company of the identity of any new employer in writing prior to the start date of such engagement and provided that the contents and/or existence of this agreement would not cause a violation of any of the terms of the engagement of the Executive with such third party The Executive confirms that the equity compensation in clause 7 provides a reasonable compensation for these undertakings as meant in article 7:653, subsection 5 of the Dutch Civil Code and is deemed to include any compensation payable under the RCA.
13.The Executive confirms that he will change any social media profiles (LinkedIn, Facebook, Twitter and any other relevant media being applicable) ultimately at the Termination Date or, if earlier, the last day of the employment, so that is unambiguously clear that the Executive is no longer employed by the Company. In addition, the Executive shall ensure that the information provided in any of his social media profiles concerning his employment with the Company is accurate, including but not limited to the position, tasks and responsibilities and the duration of the employment.
14.Whether or not Executive is granted a benefit pursuant to the applicable social security laws after the Termination Date or, if earlier the last day of the employment, or whether a punitive cut is applied, or such benefit is suspended, will not change this agreement. Any loss that Executive might suffer is deemed to be included in this agreement so that the Company will not be obliged to make any additional payment.
15.Subject to the provisions of this agreement, the Executive hereby grants the Company and/or the Group full and final discharge as regards any rights or claims he may have towards them following from his employment and/or any other positions he holds with the Company and/or the Group, or the termination thereof.
16.The Executive has been advised by the Company to seek professional legal advice before accepting the terms and conditions as laid down in this agreement, and the Executive confirms that he fully understands the terms and conditions of this agreement and is fully aware of all of the implications arising therefrom.
17.If the Executive becomes incapacitated for work before the Termination Date or, if earlier, the last day of his employment, this does not change the arrangements made in this agreement. If the Executive becomes ill prior to the Termination Date or, if earlier, the last day of his employment or within four weeks after the Termination Date or, if earlier, the last day of his employment, the Executive shall immediately report this to the Company in writing and provide his contact details. The Executive will be obliged to (i) report to the company doctor upon first request, (ii) at all times provide his full cooperation to applicable reintegration obligations, and (iii) provide the Company with all information which it needs to submit to the Executive Insurance Agency (UWV) or other relevant authorities in this respect. If the Executive does not comply with

Exhibit 10.1
the applicable reintegration obligations, the right of continued payment of wages shall cease. If the Executive is eligible for benefit under the Dutch Sickness Benefit Act (Ziektewet) or Work and Income (Capacity for Work) Act (WIA) or the Return to Work (Partially Disabled Persons) Regulations (WGA), the Executive must strictly comply with the rules and regulations in respect of sickness and incapacity for work as issued by the UWV.
18.Compliance with Section 409A.
a.This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of payment.
b.All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar-year, calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
19.Notwithstanding any provision in this agreement to the contrary, if at the time of the Executive’s termination of employment with the Company (or any successor thereto), the Company (or any corporation, partnership, joint venture, organization or entity within the Company's controlled group within the meaning of sections 414(b) and (c) of the Code) has securities which are publicly-traded on an established securities market and the Executive is a "specified employee" (as defined in section 409A of the Code and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company's, or any successor's, "specified employee" determination policy) and it is necessary to postpone the commencement of any severance payments or deferred compensation otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company (or any successor thereto) will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) the Executive’s then-annual compensation or (ii) the limit on compensation then set forth in section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six (6) months following the Executive’s "separation from service" with the Company (or any successor thereto), as defined under section 409A of the Code. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to the Executive on the first payroll date that occurs after the date that is six (6) months following the Executive’s "separation from service" with the Company (or any successor thereto), and any amounts payable to the Executive after the expiration of such six (6)-month period under this Agreement shall continue to be paid to the Executive in accordance with the terms of this Agreement. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on

Exhibit 10.1
account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.
20.All amounts payable under this agreement are gross amounts. The Executive will bear all regular wage tax and income tax, as well as any employee social security contributions due in relation to all the amounts payable and benefits granted under this agreement and indemnify and hold harmless the Company and any company of the Group for all these taxes and premiums payable in respect of such amounts. For the avoidance of doubt, this indemnification will not apply to any other taxes, interest and penalties payable by the Company and/or any company of the Group in respect of the amounts payable and benefits granted under this agreement.
21.This agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with Article 7:900 and further of the Dutch Civil Code. The Parties to this agreement irrevocably waive their right to seek rescission and/or annulment of this agreement, it being understood that this will not prevent the Company from summarily dismissing the Executive prior to the Termination Date based on an urgent cause as meant in article 7:678 of the Dutch Civil Code in which case the Executive will no longer be entitled to any financial right under this agreement with the exception of his regular salary and benefits until the last day of his employment.
22.This agreement represents the entire understanding and agreement reached between the Parties in respect of the termination of the Executive’s employment and corporate position(s) with the Company and/or the Group. This agreement supersedes all previous agreements, both oral and in writing, including correspondence, in relation to such subject matters. Modifications and/or amendments to this agreement shall only be valid if agreed in writing between the Parties.
23.This agreement shall be governed by and construed in accordance with the laws of the Netherlands.
24.All disputes arising out of or in connection with this agreement shall be submitted in the first instance to the competent court in Amsterdam.
In witness whereof this agreement was executed in duplicate and signed by the Parties:

For Coty Management B.V.:            For acceptance:

/s/ Jaap Bruinsma                        /s/ Pierre-André Terisse
______________________                _____________________
Name:     Jaap Bruinsma                     Name:     Pierre-André Terisse
Date:    8 December 2020                    Date: 12 December 2020